Exhibit 99.1

GENESCO NAMES MEL TUCKER AS
NEW CHIEF FINANCIAL OFFICER

NASHVILLE, Tenn., June 12, 2019 - Genesco Inc. (NYSE: GCO) announced today that it has appointed Mel Tucker, 54, senior vice president of finance and chief financial officer, effective June 24, 2019. Tucker succeeds Mimi E. Vaughn, who recently was promoted to chief operating officer.

Tucker joins Genesco with more than 25 years of financial leadership with both publicly-held and privately-owned retail company experience. Most recently, he served as chief financial officer of New York-based Century 21 Department Stores where he led finance, procurement, IT, treasury and the private label credit business. In addition, he was chief financial officer at Bass Pro Shops, senior vice president of finance with PetSmart, and vice president of financial planning and analysis with Circuit City. He began his career with Home Depot where he held various progressively more responsible corporate accounting and finance positions from 1990 to 2005, including vice president of finance.

Genesco Chairman, President, and Chief Executive Officer Robert J. Dennis said, “We are delighted to have someone with Mel’s extensive retail experience and acumen join as Genesco’s new CFO and welcome him to our leadership team. We conducted a thorough search for a strong leader, looking for the right qualities and cultural fit. Mel’s analytic rigor, considerable financial management experience gained across a number of preeminent retail companies, insight on the retail industry, track record of growth and strong leadership of people will add great value as we look to build upon Genesco’s recent success and drive future growth as a footwear-focused company.”

Tucker received a bachelor of business administration degree in accounting from Auburn University, as well as completed the Stanford Executive Program at Stanford University’s Graduate School of Business. He is a Certified Public Accountant.

About Genesco Inc.
Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,500 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Schuh, Schuh Kids, Little Burgundy, Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca, www.schuh.co.uk, www.littleburgundyshoes.com, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Financial Contact:
Mimi E. Vaughn
Genesco Inc.
(615) 367-7386
mvaughn@genesco.com

Media Contact:
Claire S. McCall
Genesco Inc.
(615) 367-8283
cmccall@genesco.com